United States
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 5, 2016

Citigroup Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-9924	52-1568099
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

388 Greenwich Street,
New York,
New York
(Address of principal		10013
executive offices)		(Zip Code)

(212) 559-1000
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CITIGROUP INC.

Current Report on Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2016, Citi filed its 2016 Proxy Statement disclosing compensation awards made by the Personnel and Compensation Committee of the Citigroup Board of Directors (the Committee) to Citi’s named executive officers for 2015 performance. Following the filing, while we heard support from investors for the awards granted for 2015 performance, we also heard some concerns from other stakeholders regarding Citi’s new performance share unit (PSU) program. The Committee has considered the issues raised and remains fully committed to a robust pay-for-performance executive compensation program. Accordingly, the Committee modified the PSU awards granted in February 2016, which reflected performance in 2015, to revise the manner in which relative total shareholder return will be measured over the three-year performance period beginning on January 1, 2016.

Under the modified PSU program, relative total shareholder return for the PSUs shall be determined using the approach we used in previous years to determine relative total shareholder return, which is based on relative rankings as compared to peers over a three-year performance period. The modified PSUs will be earned according to the following schedule:

Relative Total Shareholder Return (Percentile)	25th or lower	50th	75th or greater
Percent of Target Performance Share Units Earned	0%	100%	150%

Performance between the thresholds in the above table will be determined by straight-line interpolation. The eight-firm peer group has not changed and includes Bank of America, Barclays, Deutsche Bank, Goldman Sachs, HSBC, JPMorgan Chase, Morgan Stanley, and Wells Fargo. The payout is based exclusively on relative total shareholder return and the average return on assets metric used in prior year awards is not applicable.

In addition, the Committee adopted a new protection for shareholders. The modified PSU design limits the value of the award if Citi’s absolute total shareholder return is negative over the three-year performance period. In these circumstances, executives may earn no more than 100% of the target PSUs regardless of the extent to which Citi outperforms peer firms.

PSU award terms other than the performance metrics are the same as the previously disclosed terms of the PSUs awarded in 2015 for 2014 performance. The modified PSUs remain subject to performance-based vesting and clawback provisions. The Committee did not change the previously disclosed target number of PSUs awarded on February 16, 2016 to each named executive officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIGROUP INC.

Dated: April 6, 2016
By:	/s/ Rohan Weerasinghe
Rohan Weerasinghe
General Counsel and Corporate Secretary